Exhibit 99.1

Webster Bank, N.A.
145 Bank Street
Waterbury, CT 06702	Press Release

WebsterOnline.com

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com
Webster Receives Funds Under Treasury
Department’s Capital Purchase Program
$400 million in new capital enhances already strong capital base, expands credit for region’s consumers, businesses
•	Webster issues 400,000 shares of preferred stock representing $400 million in new capital
•	Treasury Department receives warrants to purchase 3.3 million shares of Webster common stock
WATERBURY, Conn., Nov. 21, 2008 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced it has received $400 million in new capital under the U.S. Department of Treasury’s Capital Purchase Program (CPP).
Webster issued 400,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $.01 per share with a liquidation preference of $1,000 per share to the Treasury Department. The Treasury Department also received ten-year warrants to purchase up to 3,282,276 shares of Webster’s common stock, par value $.01 per share, at an initial exercise price of $18.28 per share. The preferred stock and warrants will be accounted for as an addition to Webster’s regulatory capital.
At September 30, 2008, Webster well exceeded federal regulatory standards for a “well-capitalized” institution. On a pro forma basis, the additional $400 million in CPP funding increases Webster’s Tier 1 leverage ratio from 8.7 percent to 11.1 percent and its Total Risk-Based Capital ratio from 13.2 percent to 16.2 percent.
The Series B Preferred Stock will pay cumulative dividends at a rate of 5 percent per year for the first five years and 9 percent per year thereafter. Webster cannot redeem the preferred stock during the first three years after issuance except with the proceeds from a “qualified equity offering” while any redemption will require approval from the Federal Reserve. Dividend payment dates will be February 15, May 15, August 15 and November 15 in each year.

Webster Bank, N.A.
145 Bank Street
Waterbury, CT 06702	Press Release

WebsterOnline.com
Forward-looking Statements
Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2007. Except as required by law, Webster does not undertake to update any such forward looking information.
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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.
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